EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q4 2006 Earnings Call	February 16, 2007
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Good day everyone and welcome to the Universal American Financial Corp. fourth quarter and full-year earnings conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.  I will now turn the call over to Mr. Richard Barasch, Chairman and CEO.  Please go ahead, sir.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good morning, everyone.  Welcome to our 2006 fourth quarter and year-end conference call. I am here with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel. Before I begin, I would like to ask Lisa to read our Safe Harbor language.

Lisa M. Spivack, Senior Vice President and General Counsel

I would like to remind you that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business; the estimation of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D and Medicare Advantage programs, including our estimates of membership, costs and revenues; and future operating results.  Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved.  We refer you to our press release and Exchange Act filings for factors that could impact the Company.  For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement such statements.

In addition, Richard and Bob will speak solely to the results of the quarter and related items, and not to the acquisition proposal announced on October 25th.  We, therefore, ask your cooperation in refraining from asking questions related to this topic. Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks, Lisa.

2006 was an excellent year for Universal American, as we continued to validate our strategic direction to capitalize on the opportunities to sell health insurance and other related products to senior Americans. We have invested steadily in our business, and the results of this investment are becoming increasingly evident from the strong market acceptance of our products.

In the course of my prepared remarks, I will discuss briefly the results of the fourth quarter, and then spend some time talking about our prospects for 2007.

There are a lot of moving parts in our fourth-quarter numbers, but in the aggregate, we came in line with our own expectations. I am not going to repeat the specific numbers from our press release, as they are complicated with the sale of the Canadian operations and our increased investment in our Medicare Advantage business. I refer you to the release, the supplemental information on our website, and, of course, to Bob Waegelein to reconcile the numbers.  Instead, I am going to focus on the operating highlights of the quarter, including our early sales results for 2007.

First, I’d like to discuss our Med Supp business.  Our loss ratio for the year came in at 72.4%, in line with our expectations, thus confirming that our rate increase activity over the past year has been effective.  We now are feeling very optimistic that we will have stable loss ratios going forward.

More difficult to predict is the lapse rate.  Lapsation continues to be a significant issue for the Med Supp industry as a whole, with increased competitive pressure from other Med Supp companies and from Medicare Advantage products, especially Private Fee-for-Service.  Our lapse rate in the fourth quarter was a bit higher than predicted, and while it causes issues in our income statement as a result of accelerated amortization of deferred acquisition costs, it must be viewed in the context of our business as a whole, and we believe that the growth in our Medicare Advantage business more than compensates for this volatility. We are not abandoning the Med Supp business, but the market is telling us that our near-term growth will likely come from our Medicare Advantage efforts.

Medicare Advantage has become our largest and fastest-growing business. We ended 2006 with nearly 54,000 members, a 79% increase since the end of 2005, with solid growth coming from both our HMO business in Southeast Texas, and from our Private Fee-for-Service business.

Our operations in Houston and surrounding counties in southeastern Texas again posted solid results, as we continued to prove the value of close cooperation between the health plan and physicians. In 2006, we expanded our service area, added important new relationships with provider groups, and solidified a leading position in this large Medicare Advantage market. Our momentum carried into the 2007 selling season, as we added approximately 4,000 new members during the open enrollment period. As of the beginning of 2007, we estimate that we have more than 37,000 members in our southeastern Texas plans.

Among the strategic issues that we face is whether the highly successful model that we have built in southeastern Texas can be effective in other markets. Beginning this January, we expanded our HMO operations to include two counties in Jacksonville, Florida, two counties in the Dallas, Texas area and the city of Milwaukee. Sales in these markets have not been quite as robust as we had hoped, in some part due to the tremendous energy around the Private Fee-for-Service business. However, as of January 1, we have enrolled more than 2,300 members in our expansion sites, bringing our total HMO membership to more than 40,000, an increase of 14% over the year ended 2006.

Equally important, we announced last fall our intention to acquire Harmony Health, a profitable and prestigious 3,200-member Medicare HMO in Oklahoma City, with annualized revenues of around $30 million. We expect the closing to occur sometime this quarter.

During 2006, our Private Fee-for-Service business also gained traction, ending the year with over 18,000 members.  In 2007, we are offering our Today’s Options® plans in a total of 35 states, 20 more states than in 2006.  This expansion was strategically positioned to match our significant distribution and Medicare Supplement policyholder base. As a result, we are well positioned to offer new and existing policyholders a full complement of choices to meet their health insurance needs. We received approximately 100,000 applications during the 2007 open enrollment season, bringing our total membership to approximately 116,000 as of January 1, 2007.

It’s interesting to note that approximately 10% of our new Private Fee-for-Service membership is coming from our own Med Supp block, which indicates that we are keeping a significant number of our own customers who might otherwise have left us, and that our distribution is successfully bringing us new members.

Clearly, additional resources, including capital, were required to support this growth.  First, we spent nearly $25 million in the second half of the year upgrading our systems and creating the administrative infrastructure to support our Medicare Advantage growth.  To meet the capital requirements, we decided to sell our Canadian operations to focus both our capital and energy on the higher-growth opportunities that exist in our U.S. markets.  We closed on this sale in December, and generated approximately $95 million of proceeds, all of which is being deployed to support our growth.  In addition, we increased the size of our revolver to fund the growth in agent commissions resulting from our sales activity.  Finally, we will employ other capital as we need it, including an appropriate combination of reinsurance, additional trust preferreds, and possibly additional equity as well.

Turning to Part D, we continued to be very encouraged by the strategic and financial benefits of the Part D program, and we are pleased to have additional positive results to report. First, we ended 2006 with approximately 456,000 members, and excellent profitability in the block. For the 2007 plan year, we were again approved to offer our products in 32 of the 34 regions in which we bid, excluding only Hawaii and Alaska. In addition, we were below the benchmark in 28 of those regions, an increase of two regions over 2006. As a result, we retained our dual-eligible and low income subsidy members, and have added a modest number of auto assignees in these two new regions. We estimate that as of January 1, 2007, we have approximately 505,000 members.

Clearly, when you combine the profits from our PDPs and the profits from our PDS joint venture with Pharmacare, our expansion into Part D has been a great success. We have been mindful, however, that our reported margins are not sustainable over the long haul, and we express this view in the form of bids that are on the average 9 to 10% less than 2006. In addition, we sought to improve our sales to non-auto-assignees by reducing our prices accordingly.

Let me turn now to a quick summary of the legacy business.  In the aggregate, the lines of business that comprise our Specialty Health and Life and Annuity segment performed as expected in the fourth quarter. The highlights were better-than-expected results in our life insurance business, partially offset by worse-than-expected mortality in our Specialty Health segment—excuse me, morbidity in our Specialty Health segment.

Now, I’d like to discuss our expectations for 2007. Clearly, our revenues will increase dramatically, but as we have been saying, our margins will decrease as well. In the aggregate, we project that we will earn between $1.18 and $1.28 per share in 2007. This projection is based on the following key assumptions that don’t follow our run-rate of the past several quarters. First and most important, we expect to grow to between 160,000 and 180,000 Private Fee-for-Service members. Given the costs that we are incurring to ramp up for this additional membership and the fact that our product has been priced more competitively, we are projecting low single digit margins in this business. I recognize it is way too early to be discussing 2008, but it is important to note that acquisition and ramp-up costs for this business should diminish significantly next year.

Second, largely as a result of this large increase of our Private Fee-for-Service business, we project that we will continue to experience even more excess lapsation in our Med Supp business, causing accelerated amortization of our deferred acquisition costs. If this excess lapsation occurs, our reported margin in this business will also be in the low single digits. We are not going to break out the quarters at this point, but I want to remind our listeners that we historically have experienced high loss ratios in the Med Supp business during the first quarter.

Third, we expect our Part D business—the margins in our Part D business also to increase, since we have reduced our prices by between 9 and 10%.

We have not included in our guidance the impact of any additional investments that we may choose to make in further growth initiatives. And finally, our guidance includes an estimate of the cost of capital required to support our growth.

Bob has just pointed out to me that I made a mistake and said that our Part D margins will increase, when, in fact, we believe they will decrease. Thank you.

Now, I’d like to open up the airwaves to any questions that you might have.

QUESTION AND ANSWER SECTION

[OPERATOR INSTRUCTION].  Please stand by for your first question. Your first question comes from the line of Scott Fidel with Deutsche Bank.

<Q — Scott Fidel>: Hi, thanks. Good morning.  The first question is if you guys can basically just talk a little bit about how you expect Medicare MLRs to trend between the HMO network-based products and then the new Private Fee-for-Service products in 2007?

<A — Richard Barasch>: Yes, I mean, we expect that, in the aggregate, Scott, that the MLRs of our HMO businesses will be in line or slightly higher than they were last year.  No radical changes there although trending upward over time, as I think we have been talking about.

Private Fee-for-Service, on the other hand, I think we’re kind of in a little bit of a different paradigm. We think those loss ratios will be higher than what we’ve reported by a significant amount.

<Q — Scott Fidel>: Okay. And then just relative to the growth in private fee, obviously much more than I was anticipating. Can you talk about was there any particular states where you saw more of the growth, and then was this really driven by distribution channel? Then also if you can just remind us how that splits out between MA-only and MAPD products and whether you’re offering MA-only products that you expect will generate growth throughout the course of the year.

<A — Richard Barasch>: Okay, let me take it piece by piece. The first thing is I’d like to highlight the fact that our distribution has done a marvelous job in this selling season. What seems to have happened in the marketplace is that, in 2006, some part of the Medicare selling community embraced Private Fee-for-Service, but for the 2007 selling season, it felt like almost all of our traditional Med Supp distribution was activated in Private Fee-for-Service. I would say that that accounts for the biggest part of our growth. You know, essentially, we’re dealing with a group of people that historically have sold a lot of Med Supp for us, found that our product line was competitive, and have decided to sell our business.

What’s gratifying to us is that the business is coming from both a fairly wide geographical spread and a fairly wide spread of our distribution. We’ve got a very good program in American Progressive, which is our New York and northeastern group; our career folks have done quite well. Something I should have mentioned but I will now is that one of the true positive outgrowths of what we’re doing in Private Fee-for-Service is the fact that it’s enabling us to recruit very, very heavily in the career side.

You know, if you look at the map, you won’t be surprised to find out that the concentration of our Private Fee-for-Service sales largely mirrors where we were strong previously in Med Supp —New York, Pennsylvania, Florida, North Carolina, Indiana, Oregon, Texas.

Your question about MA-only, yes we do have MA-only in all 35 states. It does allow us to keep selling through the course of year. That was obviously a pleasant surprise for us in December. Something over 80% of our business currently is coming from MA-only and the balance coming from MAPD.

<Q — Scott Fidel>: Okay, and then just one last follow up, just around - if you can give us an update on the Pharmacare relationship, and obviously that was a nice profit driver in Part D.

<A — Richard Barasch>: Yes, I mean, you know, there’s no reason to assume that our relationship with Pharmacare will change, no matter what happens in the corporate drama that is unfolding.

<Q — Scott Fidel>: When does your current contract relationship with Pharmacare —is that through at this point?

<A — Richard Barasch>: No, it’s a rolling contract. It’s got essentially perpetual clauses in them, but each party has the right, as of February 1, to trigger essentially a dutch auction for the following year.  So, for example, the next time that either party can act would be before February 1, 2008, which would impact the 2009 selling season.

<Q — Scott Fidel>: And did either party trigger that —?

<A — Richard Barasch>: Either party can trigger it. Then what would happen at that point is essentially it would be a Dutch Auction.

<Q — Scott Fidel>: Okay, thank you.

Operator: Your next question comes from the line of Carl McDonald with CIBC.

<Q — Carl McDonald >: Thank you.  Good morning.  I just want to start with the Private Fee-for-Service product.  It sounds like you are assuming a modest margin there for 2007. Can you just walk us through sort of how you get comfortable with the assumptions you’ve made there in terms of the benefit structure that you’ve used — that the product hasn’t been underpriced, just a —?

<A — Richard Barasch>: You know, we have employed two of the leading actuarial firms that work in this area. We’ve done quite a bit of our own analysis. We have looked at this very, very carefully. Having said that, Carl, this is the health insurance business and we think our product design will get us to the margins that we are projecting.

The expense side of this is also — I won’t say troublesome, but it’s an issue for us. We are ramping up quite quickly. We are likely to have some more noise in our expenses in the first quarter that will settle down as the quarters go on.

<Q — Carl McDonald >: What do you think a normalized level of SG&A is for the Private Fee-for-Service business?

<A — Richard Barasch>: You know, it’s a hard answer for two reasons. One, is that you really have to break out commissions and true G&A, and then, on top of that, comparing us to perhaps other companies, each of us has different acquisition and distribution models. So I think that’s a hard, sort of, question to ask on a generalized basis. But you know, I think G&A in the aggregate, sort of in the ten-ish range, is, I think, kind of what we would be looking at.

<Q — Carl McDonald >: Then when you say G&A in the aggregate, that would include commission costs?

<A — Richard Barasch>: Yes.

<Q — Carl McDonald >: The next question is Med Supp enrollment.  It sounds like you’ve had 10,000 lives switching in the first quarter from Med Supp to Private Fee-for-Service.  What do you expect the Med Supp enrollment to be down to in the first quarter?

<A — Richard Barasch>: Well, again, it’s interesting because we—this call is happening probably four days too early to give a good answer on that. Because the way it works for us, it’s in the third week of each month that we see the bulk of the lapsation because that’s typically when the policyholders cancel their automatic bank drafts.  That number we will see over the weekend and have a much better idea. We are seeing significant lapsation in the first quarter so far. There is a month lag, but what we’re going to see in February for the next two weeks, I think, will give us a great idea of where we are.

<Q — Carl McDonald >: The last one is just how much of a negative EPS impact are you assuming from the accelerated amortization in the Med Supp business?

<A — Richard Barasch>: You know, when you say, in the aggregate — it’s a moving target. In the aggregate, we’re telling you it’s going to be low single digits in margin. That implies heavier lapsation than we’ve had in the past.

<Q — Carl McDonald >: Great, thank you.

Operator:  Your next question comes from the line of Joshua Raskin with Lehman Brothers.

<Q — Josh Raskin >: Hi, thanks.  Good morning.  The first question is, do you have a revenue expectation for 2007?

<A — Robert Waegelein>:  We will put something together on revenue by segment. We can speak a little bit generally about, maybe, some of the individual lines, but again, it’s going to be wrapped around the policy range that Richard had indicated of 160,000 to 180,000 for Private Fee-for-Service.  You know, it’s going to be — like we said, it’s a moving target. Enrollment is something that we need just a couple more weeks to settle down so we can come out with a more refined number.

<Q — Josh Raskin >: When would you expect to give a little bit more detailed guidance?

<A — Richard Barasch>:  I would say within the next few weeks, Josh.

<Q — Josh Raskin >: Okay. I just (inaudible) the loss ratios, or I guess the margin expectations, on Medicare Advantage, just sort doing a little bit of the math and based on my assumptions, which obviously aren’t necessarily the Company’s expectations. But if you talk about a low — or, I’m sorry, did you say low or mid-single digit margins in MA overall — low single digit margins?

<A — Richard Barasch>: I said low single digits in Private Fee-for-Service.

<Q — Josh Raskin >: In Private Fee-for-Service.  So, I’m assuming that—so for the overall Medicare Advantage, is that a different margin?

<A — Richard Barasch>: Yeah, no.  I think we are assuming, for the true HMO business, margins not that dissimilar to where we were last year.

<Q — Josh Raskin >: I’m sorry one more time—the overall Medicare Advantage segment will —?

<A — Robert Waegelein>: Texas, the Texas — .

<A — Richard Barasch>: We are breaking out HMO from Private Fee-for-Service.

<Q — Josh Raskin >: I’ve got you.

<A — Richard Barasch>: Okay.  HMO will largely — will trend probably a little worse on margins than before, but not — we’re not talking about nearly the change we’re talking about for Private Fee-for-Service.

<Q — Josh Raskin >: Okay. I guess to just help us with the Private Fee-for-Service, because the loss ratios in that business (indiscernible) last year and, admittedly, it was a small book and ramping up quickly, were in the high 70s. So in order to get to a low single digit margin, just based on an estimation for selling costs and SG&A.  What’s your loss ratio, I don’t know, 10 percentage points above maybe high 80s? I mean, is that —?

<A — Richard Barasch>: Again, I think you’re doing the math correctly.

<Q — Josh Raskin >: So I guess the next question on that is what is sort of causing that big increase? Maybe if you can give us a sense of your benefits versus what some of the others in the industry are doing, or is there a differentiation in your (inaudible)?

<A — Richard Barasch>: You know, I would rather not get into an analysis of what our competitors are doing. What I would prefer to do is sort of talk about how we looked at this.

You know, first of all, as everyone knows, rates did not go up in 2007 as much as we had all hoped.  We made a conscious decision to have a wide product offering.  We are in lots of counties, and we have felt all along that - and this, again, is a matter of how we’ve looked at the Company — that the margins that we had been posting in our businesses, over time, were not sustainable, and the only way that, over time, we could continue to improve our profitability and build the value of our business would be to increase our volume.

<Q — Josh Raskin >: Okay (inaudible) thanks. I guess my — I’ll leave you with one other sort of overall question, I guess, that I’m having trouble with.  If I do the math out and just — PMPM on the Medicare side, assuming you do lose some in the Med Supp, I’m still getting north of $1 billion of additional revenue, and yet you’re guiding towards earnings that are somehow going to be lower in ‘07. So (multiple speakers)?

<A — Richard Barasch>: I think—again, Josh, some of the math maybe skewed because the Canadian operations are out now.

<Q — Josh Raskin >: No, I took that out.

<A — Richard Barasch>: Okay. You know, we actually sort of see a little bit more of a positive trend. But I think, on an overall basis, a number that I think is going to impact your math is going to be what we’re looking at as a fairly cautionary view of Med Supp at this point. The excess lapsation costs us.

<Q — Josh Raskin >: Right.  No, I certainly understand that.  I’m just having trouble — if Private Fee-for-Service is coming on, and even if it’s at a low single digit margin, you know, it’s still positive.

<A — Richard Barasch>: I think the other thing, Josh, that has to be factored in here is there’s a significant amount of additional capital going into this Company.

<Q — Josh Raskin >: Okay, so maybe it’s the SG&A is just generally higher than I’m looking for. Would that (multiple speakers)?

<A — Richard Barasch>: But it’s also the capital, because we’re going to be using capital to support this growth.

<Q — Josh Raskin >: Okay (inaudible).

<A — Robert Waegelein>: As Richard indicated in his comments, a combination of reinsurance and other opportunities for capital.

<Q — Josh Raskin >: Right, maybe I will follow-up with Bob off-line (multiple speakers).

<A — Robert Waegelein>: That’s fine.

Operator:  Your next question comes from the line of Mark Finkelstein with Cochran Caronia Waller.

<Q - Mark Finkelstein>:  Good morning.  Just, I guess, first on the Medicare Advantage loss ratio, it’s kind of still at this 76%, consistent with Q3.  I was just curious if, in Q4, you had any further adverse development on Private Fee-for-Service, which I believe you had a little bit at the third quarter.

<A — Robert Waegelein>:  No, I think it came in fine on a development basis.

<Q - Mark Finkelstein>:  Okay. Then I guess I was a little surprised by the extent of the Med Supp lapses in the fourth quarter and then also the comment that, call it 10%, were going to Private Fee-for-Service. Just with this level of lapses and not as much going into your own businesses, does this compel you to, I guess, accelerate or increase your emphasis in trying to (multiple speakers)?

<A — Richard Barasch>:   I may have not made myself clear on this point.  Of the new applications that we have received, approximately 10% of them came from our current block.

<Q - Mark Finkelstein>:  Right, okay. I guess the broader question is, and just with your outlook for 2007, does this compel you to maybe be a little bit more aggressive in moving your Medigap lives over to your Private Fee-for-Service product, just knowing that there is going to be higher lapsation throughout 2007 in trying to keep these lives as much as possible?

<A — Richard Barasch>:  You know, I think what I’m not expressing well is, actually, we saw what I suggested here as a very positive trend. You know, the 10% of our policyholders — 10% of the 100,000 is 10,000. If we look at our lapse numbers and assume that 10,000 of those lapsed lives came to us — because the lapse number I’m giving you is a gross number on Med Supp —it includes the lives that are moving over to Private Fee-for-Service. So if we look at the (multiple speakers).

<Q - Mark Finkelstein>:  Okay, I got it, got it, got it.

<A — Richard Barasch>:  Actually in our view, frankly, Mark, very positive because there are going to be a significant number of people who are going to want to keep their Med Supp.

<Q - Mark Finkelstein>:  Okay.  And then, just finally, on the Part D, if I look at kind of 2006 earnings, virtually all the profit came from the Other Income line, called the Pharmacare profit sharing.  I guess, do you expect that ratio to be the same knowing — I mean, I understand that the margin is going to compress for 2007 but, kind of, looking at the ratio between the Pharmacare and call it the margin on the Part D, ex that element, do you (multiple speakers)?

<A — Richard Barasch>:  I would say the ratio will be probably somewhat less coming from this, but again, how all this moves through the risk corridor is frankly very complicated. I think the notion — and this is fairly, I think, widespread — is that all rebates are now coming back to the plan, whereas before they didn’t all go back to the plan. That will impact to some degree the PDMS margins. So, I think, you’ll see a little bit less there and probably something stable on the insurance side.

<Q - Mark Finkelstein>:  Okay,  All right, that’s what I have. Thank you.

Operator:  Your next question comes from the line of Jukka Lipponen with KBW.

<Q — Jukka Lipponen>:  Good morning. Most of my questions were asked but one other one was, from an M&A standpoint, do you have more appetite for potential additional deals and how do you see the opportunities out there?

<A — Richard Barasch>:  The answer is, Jukka, in the aggregate, we are always looking. You know, there are a significant number of, I think, interesting transactions around from a small HMO, like, for example, what we did with Harmony.  We are continuously looking for them. Right now, we’ve got, frankly, we’ve got our hands full dealing with the growth that we’ve got, so I’m not sure where we’re going to go with that type of acquisition at this point, but, as I say, we are always looking.

<Q — Jukka Lipponen>:  Okay.  Thanks.

Operator:  Your next question comes from the line of Matthew Borsch with Goldman Sachs.

<Q — Matthew Borsch>:  Hi, guys, good morning.  And I jumped on the call late so forgive me if I ask a question that’s already been asked.  On the future of Med Supp — and I’ve asked this question before and I want to get an update. Do you see any change vis-a-vis the sort of core Med Supp carriers in their strategies now that Private Fee-for-Service continues to grow? Has there been any inkling that they might be entering the product space or doing something else in terms of their strategies with the pressure on that business?

<A — Richard Barasch>:   You know, again, I’m hesitant to talk about competitors at this point, but I think everybody in the Med Supp space is dealing with the same issues that we’ve been thinking about.  We know that some of the Med Supp companies are also working with Medicare Advantage companies, sort of, a joint venture basis.  One would think that you have to, sort of, pay attention to this.

<Q — Matthew Borsch>:  Okay, makes sense.  And just if you can comment on what are the expectations in terms of growth between Private Fee-for-Service versus your HMO product?

<A — Richard Barasch>:  Well, I think our experience kind of mirrors what’s going on in the marketplace. Private Fee-for-Service clearly is drawing the most amount of attention at this point. It’s a product that’s filling a huge, huge consumer need at this point.  Med Supp has gotten very expensive for middle-class and seniors with less income.  Private Fee-for-Service fills a wonderful market niche there.  You know, there’s not a need for entering immediately into a network product, so, sort of, the ease of entry into this, sort of, managed care-like kind of environment is, I think, a very, very good — good for public policy; it is good for — and it’s very, very good for the consumers. So you know, I think it’s not that the HMO business isn’t going to grow, it’s that the Private Fee-for-Service business is fulfilling such a massive consumer need now that that’s where the attention is going to be for the next period.

<Q — Matthew Borsch>:  It makes sense. Last question, if you could, and I know it’s a little early on this, but do you have any sense for whether you think the drug plan business is going to become more competitive going into 2008, relative to what you saw coming into this year, or would there be some reason it actually might be less competitive on the bidding for 2008?

<A — Richard Barasch>:  You know, again, this is — we’re going to start looking at this very carefully in the next month or so.  I would tend to think, over time, that the Part D business is going to look a lot like the way the Med Supp business looked four and five and six years ago, you know, competitive, but within a band.

<Q — Matthew Borsch>:  Okay, thank you.

Operator:  Your next question comes from the line of Bill Georges with JPMorgan.

<Q — Bill Georges >:  Hi, good morning.  Just a quick follow-up on your contract with Pharmacare.  Do you have any sense of, from a branding or marketing perspective, who seniors consider themselves to be affiliated with?  In other words, do they associate themselves with you for their Part D needs, or Pharmacare?

<A — Richard Barasch>: When you say you, you’re thinking about the insurance companies?

<Q — Bill Georges >:  Yes.

<A — Richard Barasch>:  The program was set up as a joint venture with Pharmacare, that we essentially both get the benefits — get the share of the benefits of the entire program.  We branded it as Prescription Pathway, which we own together. So I would say that they are clearly buying an insurance policy from American Progressive or Pennsylvania Life, our companies. However, they are getting their fulfillment and their claims paid by the Pharmacare folks, who by the way are doing a great job with that, and I think that there’s no specific edge that either one of us has, frankly.

<Q — Bill Georges >:  Okay and if you can comment, does your contract comment on that at all or just sort of (multiple speakers)?

<A — Richard Barasch>: No, it does and when and if — and again it may not be for years or ever — we go to the Dutch Auction, all of the intellectual property goes along to the winning bidder.

<Q — Bill Georges >: Okay, that’s helpful. All right, thank you very much.

Operator:  [Operator Instructions] Your next question comes from the line of Evan Schwartz with Raymond James.

<Q — Steven Schwartz>: That was close — Steven Schwartz.

<A — Robert Waegelein>: Hey, Steve.

<Q — Steven Schwartz>: Hey. All right, the cognitive dissonance here is getting too great for me.  The Private Fee-for-Service—you’ve had an extreme increase in membership. You’re looking for a continued extreme increase in membership. The MLRs, if I understood your answer to Josh Raskin, are going from the 70 range to the 80 range.  Was that correct?

<A — Robert Waegelein>: Yes.

<A — Richard Barasch>: Yes.

<Q — Steven Schwartz>:  So that’s part of it. And then you see a significant increase in expenses in order to support this drive, but you don’t consider this abnormal in a manner similar to the $19.4 million that you posted in the fourth quarter.  Is that correct?

<A — Richard Barasch>: I think that’s correct. You know, I think part of it, Steve, is at some point, you can isolate those as development expenses, and they are ongoing expenses. However, in a ramp-up like this, we are incurring expenses.

<Q — Steven Schwartz>:  Okay and yet now you are also talking about — you see this is where the cognitive dissonance comes in, and I’m sorry if Lisa gets upset at this.  Look, you’re talking about capital raising; you’re talking about doing this, there is an MBO offer on the table. This doesn’t make sense.

<A — Richard Barasch>: Let me see if I can be more specific, Steve, and I appreciate your question.  We are talking to you, the analysts and the investors, as a stand-alone, go-forward company. At the same time we are talking to you as a stand-alone go-forward company, an offer was made.  It’s being evaluated.  But our job, our primary job, as fiduciaries and managers of this Company, are to continue to run this Company on a steady-state basis as if nothing is going to change.  In the event — you know, if the MBO happens, it’s going to have a specific capital structure.  If it doesn’t, and there’s even a timing issue because, clearly, it would be imprudent to wait before dealing with capital issues that are current.  We are dealing with our capital issues currently, and doing what we consider to be the most appropriate actions for the Company as a stand-alone public company.

<Q — Steven Schwartz>: All right.

<A — Richard Barasch>: And again, Steve, I appreciate the question.

<Q — Steven Schwartz>: Okay.  Two things that I would suggest — one would be, because the Private Fee-for-Service business is really screwing up the ratios, and it’s, kind of, hidden within the Heritage business and now the Harmony Health business, that should probably be broken out. There’s probably no (multiple speakers).

<A — Richard Barasch>: I think that’s right; I think that’s right.

<Q — Steven Schwartz>: (multiple speakers) keeping that together, it mucks things up. The other thing is, no answer to you, but your Board should say something.  Okay?  I mean, I am assuming people from your Board are listening, and your Board should say something. It’s four months and it’s, in my opinion, it’s getting silly. Your Board should say something. And I’ll leave it at that.

<A — Richard Barasch>: We will pass on that comment.  Okay.

Operator:  Your next question is from the line of Sushil Garg with Dowling Partners.

<Q — Sushil Garg>:  Hi.  I just had a quick question. Is there a timeline that the LBO evaluation has to be completed?

<A — Richard Barasch>: No.

<Q — Sushil Garg>:  Okay, thank you.

Operator:  There are no further questions. I will now turn the call back over to management.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Thank you for spending time with us this morning. As always, Bob and I are available to answer any further answers that you might have. Thanks, everyone, and have a good day.

Operator: Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.